                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                 SCHEDULE 14D-9

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)

                       United Investors Income Properties
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                            (Name of Subject Company)

                       United Investors Income Properties
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                       (Name of Persons Filing Statement)

                            Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
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 (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         The information in the Offer to Purchase of AIMCO Properties, L.P. dated September 4, 2001 (the "Offer") and Letter to Limited Partners dated September 4, 2001 is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2. Identity and Background of Filing Person.

         This Schedule 14D-9 is being filed by United Investors Income Properties, a Missouri limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Limited partnership units of the Partnership are the subject of the tender offer.

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to Schedule TO of AIMCO Properties, L.P. dated September 4, 2001, is incorporated herein by reference.)

         (b) Letter to Limited Partners dated September 4, 2001 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P. dated September 4, 2001, is incorporated herein by reference.)

                                    SIGNATURE




         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 4, 2001



                                        UNITED INVESTORS INCOME PROPERTIES,
                                        a Missouri limited partnership

                                        By:  United Investors Real Estate, Inc.
                                             Its General Partner

                                        By:  /s/ Patrick J. Foye
                                           ------------------------------------
                                           Patrick J. Foye
                                           Executive Vice President

                                  EXHIBIT INDEX



EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
  (a)             Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to
                  Schedule TO of AIMCO Properties, L.P. dated September 4, 2001, is incorporated herein by reference.)

  (b) Letter to Limited Partners dated September 4, 2001 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P. dated September 4,
                  2001, is incorporated herein by reference.)